Exhibit 99.1

PRESS RELEASE

KBW, Inc. Announces 2012 Third Quarter Results
and Declares Quarterly Cash Dividend

New York, NY – November 5, 2012 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced revenues of $50.6 million and a non-GAAP operating net loss of $3.1 million, or $0.11 per diluted share, for the quarter ended September 30, 2012.  This compares with total revenues of $50.4 million and a non-GAAP operating net loss of $14.6 million, or $0.47 per diluted share, for the quarter ended September 30, 2011 and total revenues of $55.4 million and a non-GAAP operating net loss of $4.7 million, or $0.16 per diluted share, for the second quarter of 2012.  See “Non-GAAP Financial Measures” below for a reconciliation of our non-GAAP operating results to our GAAP results.  The GAAP net loss for the third quarter of 2012 was $5.2 million, or $0.18 per diluted share.  The GAAP net loss for the third quarter of 2011 was $15.7 million, or $0.51 per diluted share.  The GAAP net loss for the second quarter of 2012 was $5.4 million, or $0.19 per diluted share.

Also announced today is the exit from operations in Asia by closing the Hong Kong and Tokyo offices by December 31, 2012.  The net loss for the nine months ended September 30, 2012 for the Asia operations of the company was approximately $5 million.  Estimated costs associated with exiting the business in Asia are approximately $4 million, primarily for employee severance, and are expected to be recognized in the fourth quarter.  We will report the results of our Asia operations as a discontinued operation in the fourth quarter.

Tom Michaud, Chief Executive Officer and President said, “Industry factors continued to play a meaningful role in KBW’s financial results for the third quarter.  The steep drop in equity market traded volumes and a continuation of a low level of bank industry capital markets’ activity had a strong impact on our quarter.  We continue to see a building pipeline in our merger and acquisition business and signs of an improving calendar of capital raising.

In the third quarter, the firm continued to focus on costs and right sizing our efforts given current market conditions.  Also, since the close of the third quarter, the firm has made the decision to exit its Asian operations.  Business conditions have significantly changed since the launch of this effort and the firm will continue to focus on its core businesses in the United States and Europe.

KBW continues to have a strong balance sheet, the firm remains capitalized above industry standards and has $48.7 million remaining on it share repurchase program.  Today, the firm also declared its regular quarterly dividend.”

Key points for the quarter include:

•
Investment banking revenue was $21.3 million compared with $25.3 million for the second quarter or a decrease of $4.0 million, primarily due to lower advisory fee revenue. Investment banking revenue for the third quarter of 2012 decreased $10.8 million compared with the third quarter of 2011, primarily due to lower M&A and advisory revenue, partially offset by higher capital markets revenue.

•
Commissions revenue was $21.0 million compared with $24.6 million for the second quarter, a decrease of $3.6 million, or 14.8%, reflecting lower trading volumes for financial services companies’ stocks. Commissions revenue decreased $14.1 million compared with $35.1 million for the third quarter of 2011, primarily due to lower traded volume.

•
Principal transactions revenue increased $0.1 million, or 4.2%, compared with $3.5 million for the second quarter of 2012.  Principal transactions revenue was $3.6 million compared with negative $19.9 million for the third quarter of 2011.

•
Non-GAAP operating total expenses (excludes restructuring charges) decreased $18.9 million, or 25.6%, to $54.9 million compared with $73.8 million for the third quarter of 2011, primarily due to a decrease in non-compensation expenses excluding restructuring charges of 31.0%.  Non-GAAP operating total expenses decreased $8.0 million, or 12.7%, compared with non-GAAP operating total expenses of $62.9 million for the second quarter of 2012 with compensation expense decreasing 16.7% and non-compensation expenses excluding restructuring charges decreasing 5.4%.

•	As of September 30, 2012, preliminary stockholders’ equity, which was all tangible, amounted to $381.2 million and preliminary book value per share was $12.63.

Total revenues were $175.2 million with a non-GAAP operating net loss of $6.0 million, or $0.22 per diluted share.  This compares with total revenues of $209.6 million and a non-GAAP operating net loss of $14.2 million, or $0.46 per diluted share, for the first nine months of 2011.  The GAAP net loss for the first nine months of 2012 and 2011 was $10.1 million, or $0.36 per diluted share, and $15.3 million, or $0.49 per diluted share, respectively.

Key points for the nine months include:

•
Investment banking revenue was $73.6 million compared with $84.9 million for the first nine months of 2011, a decrease of $11.3 million, or 13.3%, primarily due to lower capital markets revenue partially offset by higher M&A and advisory revenue.

•	Commissions revenue was $74.9 million compared with $101.7 million for the first nine months of 2011, a decrease of $26.9 million, or 26.4%, on lower traded volume.

•
Principal transactions revenue increased $8.2 million, or 87.9% to $17.6 million compared with $9.4 million for the first nine months of 2011.  Trading revenue, including investments, was $4.4 million compared with negative $9.0 million for the first nine months of 2011.

•
Non-GAAP operating total expenses (excludes restructuring charges) decreased $47.9 million, or 20.7%, for the first nine months of 2012 compared with the same period in 2011, primarily due to a decrease in non-compensation expenses excluding restructuring charges of 28.5%.  Compensation and benefits expense as a percentage of revenue was 67.0%.

Restructuring and Additional Information

Commencing in the third quarter of 2011, the Company undertook significant steps to reduce our workforce and certain other costs to better align our resources to the current business environment.  These efforts continued through the third quarter of 2012 with further headcount reductions (see “Non-GAAP Financial Measures” below).

The following table sets forth certain statistical and financial information reflecting our efforts at reducing operating expenses and our strong equity capital position.

	(Dollars in thousands)
	As of and for the Three Months Ended
	September 30, 2012		June 30, 2012		September 30, 2011
Number of employees	448		458		593
Common stockholders' equity	$381,176		$380,381		$399,134
Non-compensation expenses	$21,103	*	$22,306	*	$30,562	*

* excludes restructuring charges

Capital Management

The Company also announced today that its board of directors, in light of the Company’s continuing strong capital position, has declared a cash dividend with respect to the third quarter in an amount equal to $0.05 per share of its outstanding common stock.  The dividend is payable on December 14, 2012 to shareholders of record on December 5, 2012.  During the quarter, the Company did not purchase any shares under the stock repurchase program and has $48.7 million available for future purchases.

KBW expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about November 9, 2012.

About KBW

KBW, Inc. operates in the U.S., Europe and Asia through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and Keefe, Bruyette & Woods Asia Limited. Celebrating its 50th anniversary, KBW has established itself as a leading independent authority in the banking, insurance, brokerage, asset management, mortgage banking, real estate and specialty finance sectors. Founded in 1962, the firm maintains industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading in equities and debt securities of financial services companies.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our most recently filed annual report on Form 10-K, which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except per share information)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Revenues:
Investment banking	$21,320	$25,275	$32,071	$73,624	$84,923
Commissions	20,996	24,645	35,107	74,860	101,726
Principal transactions, net	3,627	3,480	(19,917)	17,613	9,375
Interest and dividend income	3,758	1,721	2,028	7,264	8,383
Other	859	307	1,102	1,868	5,199

Total revenues	50,560	55,428	50,391	175,229	209,606

Expenses:
Compensation and benefits	33,836	40,639	43,249	117,404	138,778
Occupancy and equipment	4,826	4,806	5,793	14,332	17,081
Communications and data processing	7,249	7,318	8,893	22,303	26,676
Brokerage and clearance	2,127	2,390	5,380	7,879	14,876
Business development	3,628	3,309	5,144	10,128	14,405
Professional services	1,836	2,184	2,594	5,862	10,932
Interest	104	197	184	493	849
Restructuring charges	2,841	1,200	1,783	6,285	1,783
Other	1,333	2,102	2,574	5,778	8,519
Total expenses	57,780	64,145	75,594	190,464	233,899
Loss before income taxes	(7,220)	(8,717)	(25,203)	(15,235)	(24,293)
Income tax benefit	(2,035)	(3,294)	(9,474)	(5,093)	(8,957)
Net loss	$(5,185)	$(5,423)	$(15,729)	$(10,142)	$(15,336)

	`	`
Earnings per share:
Basic	$(0.18)	$(0.19)	$(0.51)	$(0.36)	$(0.49)
Diluted	$(0.18)	$(0.19)	$(0.51)	$(0.36)	$(0.49)

Dividends declared per share	$0.05	$0.05	$0.05	$0.15	$0.15

Weighted average number of common
shares outstanding:
Basic	30,416,628	30,389,057	31,254,011	30,339,400	32,311,669
Diluted	30,416,628	30,389,057	31,254,011	30,339,400	32,311,669

Non-GAAP Financial Measures

We have reported in this press release our total expenses, net loss and diluted earnings per share on a non-GAAP basis (“Non-GAAP Financial Measures”).  The Non-GAAP Financial Measures for the three and nine months ended September 30, 2012 and 2011 and three months ended June 30, 2012 excluded restructuring charges related to the workforce reduction program and an additional lease obligation accrual.

Our management utilized non-GAAP calculations in understanding and analyzing our financial results.  Specifically, our management believes that these Non-GAAP Financial Measures provided useful information by excluding the restructuring charges related to workforce reductions, which may not be indicative of our core operating results and business outlook.  Our management believes that these Non-GAAP Financial Measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods.  Such periods did not and likely will not include the impact of significant restructuring charges. Our reference to these Non-GAAP Financial Measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP.  These Non-GAAP Financial Measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these Non-GAAP Financial Measures is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results.  Therefore, management believes that our GAAP measures of total expenses, net loss and diluted earnings per share and the same respective Non-GAAP Financial Measures of our financial performance should be considered together.

The following provides details with respect to reconciling total expenses, net loss and diluted earnings per share on a GAAP basis for the three and nine months ended September 30, 2012 and 2011 and three months ended June 30, 2012 to the aforementioned captions on a non-GAAP basis.

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
	(dollars in thousands, except per share information)
	(unaudited)
Total expenses:
Total expenses - GAAP basis	$57,780	$64,145	$75,594
Adjustment to exclude restructuring charges (a)	(2,841)	(1,200)	(1,783)
Non-GAAP operating total expenses (b)	$54,939	$62,945	$73,811

Net loss:
Net loss - GAAP basis	$(5,185)	$(5,423)	$(15,729)
Adjustment to exclude restructuring charges,
net of tax benefit (a)	2,040	748	1,113
Non-GAAP operating net loss	$(3,145)	$(4,675)	$(14,616)

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.18)	$(0.19)	$(0.51)
Adjustment to exclude restructuring charges,
net of tax benefit	0.07	0.03	0.04
Non-GAAP operating diluted earnings per share (b)	$(0.11)	$(0.16)	$(0.47)

	Nine Months Ended	Nine Months Ended
	September 30, 2012	September 30, 2011

	(dollars in thousands, except per share information)
	(unaudited)
Total expenses:
Total expenses - GAAP basis	$190,464	$233,899
Adjustment to exclude restructuring charges (a)	(6,285)	(1,783)
Non-GAAP operating total expenses (b)	$184,179	$232,116

Net loss:
Net loss - GAAP basis	$(10,142)	$(15,336)
Adjustment to exclude restructuring charges,
net of tax benefit (a)	4,184	1,126
Non-GAAP operating net loss (b)	$(5,958)	$(14,210)

Diluted earnings per share:
Diluted earnings per share - GAAP basis	$(0.36)	$(0.49)
Adjustment to exclude restructuring charges,
net of tax benefit (a)	0.14	0.03
Non-GAAP operating diluted earnings per share (b)	$(0.22)	$(0.46)

(a)
The adjustment represents the exclusion of restructuring charges, which includes compensation expense related to the workforce reduction program for all periods presented and an additional lease obligation accrual for the three and nine months ended September 30, 2012.

(b)	A non-GAAP financial measure that management believes provides the most meaningful comparison between historical, present and future periods.

Further information regarding these Non-GAAP Financial Measures is included in our annual report on Form 10-K, which, upon filing, is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Mike Gelormino, 212-909-4780
Source: KBW, Inc.